Prospectus Supplement dated December 20, 2002 (To Prospectus dated December 20,
2002)

$532,045,000 (APPROXIMATE)

SOVEREIGN BANK MORTGAGE LOAN TRUST, SERIES 2002-1
VARIABLE-RATE MORTGAGE PASS-THROUGH CERTIFICATES

SALOMON BROTHERS MORTGAGE SECURITIES VII, INC.
DEPOSITOR

SOVEREIGN BANK
SELLER AND MASTER SERVICER

The second and third paragraphs of the definitions of Group I Senior Prepayment Percentage, Group II Senior Prepayment Percentage, Group III Senior Prepayment Percentage and Group IV Senior Prepayment Percentage are replaced with the following:

(i) the outstanding principal balance of the mortgage loans delinquent 60 days or more, including real estate owned and mortgage loans in foreclosure, averaged over the last six months does not exceed 50% of the sum of the then current Certificate Principal Balances of the Subordinate Certificates and

(ii) Realized Losses on the mortgage loans to date are less than the then applicable Trigger Amount.

     Notwithstanding the foregoing, if on any distribution date:

o the Subordinate Percentage, prior to giving effect to any distributions on the related distribution date, equals or exceeds two times the initial Subordinate Percentage; and

o the provisions of clauses (i) and (ii) of the immediately preceding paragraph are met,

UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

SALOMON SMITH BARNEY
                                     SOVEREIGN SECURITIES CORPORATION, LLC

           The date of this prospectus supplement is December 20, 2002